EXHIBIT 99.1               OHSL Financial Announces 1996 Earnings

     CINCINNATI, Jan. 31 /PRNewswire/ -- OHSL Financial Corp.
(Nasdaq:   OHSL), the parent company of Oak Hills Savings and Loan
Company, F.A., today reported earnings for the fourth quarter and for the year ended December 31, 1996. Net income for the three months ended December 31, 1996 totaled $0.5 million or $0.39 per share. This represents an increase of 11% over the results from the fourth quarter of 1995. Net income for the year ended December 31, 1996 totaled $1.2 million or $0.97 per share, a decrease of $0.7 million from 1995's results.

     Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial, stated "At first glance, our 1996 results appear to some as a disappointment. Those who follow our industry, however, are certainly familiar with the tremendous impact which the resolution of the Savings Association Insurance Fund (SAIF) had our company and our industry. For OHSL, this one-time assessment totaled $927,000 and was accrued in the third quarter of 1996. The ongoing premiums as assessed to OHSL will be reduced by approximately $260,000 annually.

     Hanauer stated, "In addition, we completed two major projects during 1996 that we believe will better position us for the future. In April of 1996 we opened our fifth branch location. In September of 1996 we converted our data processing function to an in-house system. Both of these areas required substantial start-up costs which we will recover in the future through better customer service. When the impact of the SAIF assessment and of these two 1996 projects are considered, it is clear that the results of 1996 were actually better than those of 1995. With these events behind us, we are now well prepared for the challenges of 1997.

     "We are pleased with our efforts in 1996. Total assets are at $216 million, well above 1995 levels. Our loan demand during 1996 was strong, and we believe that this momentum will continue into 1997. Our deposits now are approaching $170 million, also a record for us. In the corporate area, our fourth repurchase plan continues to show good results, and our dividend ($0.19 per share for the most recent quarter) remains strong," stated CEO Hanauer.

     OHSL's subsidiary, Oak Hills Savings and Loan Company, F.A., offers community banking services at its five offices, which are located in the western Cincinnati area. Oak Hills offers traditional thrift products and services to its individual and business customers, as well as offering mutual fund and annuity products to individuals through its subsidiary, CFSC, Inc.

SOURCE OHSL Financial Corp.
-0-                                01/31/97
     /CONTACT: Kenneth L. Hanauer, CEO, or Patrick J. Condren, CFO, of OHSL Financial Corp., 513-574-3322/
          (OHSL)